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                                                                      EXHIBIT 12

                       LORAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                  (Unaudited)

                                                                           NINE MONTHS ENDED
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1993         1992
                                                                         --------     --------
Earnings:
  Income before taxes, minority interest and equity in net income of
     affiliate.........................................................  $225,119     $165,469
  Add:
     Interest expense..................................................    25,249       36,668
     Amortization of debt expense......................................       206        2,252
     Amortization of capitalized interest..............................     1,064          753
     Interest component of rent expense................................    12,555       11,495
                                                                         --------     --------
  Earnings.............................................................  $264,193     $216,637
                                                                         --------     --------
                                                                         --------     --------
Fixed charges:
  Interest expense.....................................................  $ 25,249     $ 36,668
  Amortization of debt expense.........................................       206        2,252
  Capitalized interest.................................................       181           26
  Interest component of rent expense...................................    12,555       11,495
                                                                         --------     --------
  Fixed charges........................................................  $ 38,191     $ 50,441
                                                                         --------     --------
                                                                         --------     --------
Ratio of earnings to fixed charges.....................................     6.92x        4.29x
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